 Filed Pursuant to Rule 424(b)(3)
 Registration Statement No. 333-264842
AMENDMENT NO. 1 DATED JULY 23, 2024
To Prospectus Supplement dated April 10, 2023
(To Prospectus Dated May 19, 2022)
Canoo Inc.
This Amendment No. 1 to Prospectus Supplement (the “Amendment”) amends our prospectus supplement dated April 10, 2023 (the “Prospectus Supplement”). This amendment should be read in conjunction with the Prospectus Supplement and the prospectus dated May 19, 2022. This Amendment amends only those sections of the Prospectus Supplement listed in this Amendment; all other sections of the Prospectus Supplement remain unchanged except to the extent superseded by subsequent filings we have incorporated by reference into the Prospectus Supplement. See the section of the Prospectus Supplement entitled “Incorporation of Documents by Reference.” Unless otherwise defined in this Amendment, capitalized terms used have the same meanings as set forth in the Prospectus Supplement.
The purpose of this amendment is to disclose the reallocation of shares of our common stock in an aggregate offering amount of $5,000,000, from the Sales Agreement referred to in the Prospectus Supplement to the offering of our shares pursuant to the Pre-Paid Advance Agreement we entered into with YA II PN, Ltd. on July 19, 2024 (the (“PPA”). The offering of our shares pursuant to the PPA, including the shares being reallocated pursuant to this Amendment, are being made pursuant to a separate prospectus supplement, dated as of July 23, 2024, which we have filed with the Securities and Exchange Commission.
The changes effected by this Amendment are as follows:
This Amendment replaces in its entirety the subheading on the cover page to the Prospectus Supplement with the following text:
$195,000,000
Common Stock
This Amendment replaces in its entirety the first paragraph on the cover page to the Prospectus Supplement with the following text:
We are party to an Equity Distribution Agreement (as supplemented by side letters entered into on August 8, 2022 and on October 5, 2022, and as subsequently amended, restated or otherwise modified, the “Sales Agreement”) with H.C. Wainwright & Co., LLC (the “agent”) relating to shares of our common stock, par value $0.0001 per share, offered by this prospectus supplement. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $195,000,000 from time to time through the agent acting as our sales agent pursuant to this prospectus supplement and the accompanying prospectus. As of July 23, 2024, we had offered and sold 38,259,642 shares of our common stock pursuant to the Sales Agreement for an aggregate offering price of $52,132,179, resulting in an aggregate amount of $142,867,821 remaining available for sale pursuant to the Sales Agreement.

This Amendment replaces in its entirety the first paragraph under the section entitled “The Offering” on page S-6 of the prospectus supplement with the following text:
Common Stock Offered by Us
Shares of our common stock having an aggregate offering price of up to $195,000,000. As of July 23, 2024, we had offered and sold 38,259,642 shares of our common stock pursuant to the Sales Agreement for an aggregate offering price of $52,132,179, resulting in an aggregate amount of $142,867,821 remaining available for sale pursuant to the Sales Agreement.
This Amendment replaces in its entirety the first paragraph under the section entitled “Use of Proceeds” on page S-12 of the prospectus supplement with the following text:
As of July 23, 2024, we had offered and sold 38,259,642 shares of our common stock pursuant to the Sales Agreement for an aggregate offering price of $52,132,179, resulting in an aggregate amount of $142,867,821 remaining available for sale pursuant to the Sales Agreement. We may issue and sell shares of our common stock having aggregate sales proceeds of up to $142,867,821 from time to time. Because there is no minimum offering amount required as a condition to this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.
This Amendment removes the number “$200,000,000” appearing on the back cover of the Prospectus Supplement and replaces it with “$195,000,000.”